Exhibit 21.1
SUBSIDIARIES OF REGISTRANT*
Corona Optical Systems, Inc., a Delaware corporation
EMCORE Fiber Optics, Inc., a Delaware corporation
EMCORE Hong Kong, Limited, a Hong Kong corporation
EMCORE IRB Company, LLC, a New Mexico limited liability company
EMCORE Netherlands B.V., a Netherlands corporation
EMCORE Solar Arizona, Inc., a Delaware corporation
EMCORE Solar New Mexico LLC, a New Mexico limited liability company
EMCORE Solar Power, Inc., a Delaware corporation
EMCORE Spain S.L., a Spanish corporation
K2 Optronics, Inc. a Delaware corporation
Langfang EMCORE Optoelectronics Company, Limited, a Chinese corporation
Opticomm Corporation, a Delaware corporation

*As of August 10, 2012